Exhibit 99.1

Perfect Moment Reports Fiscal Q1 2025 Results

LONDON, August 14, 2024—(BUSINESS WIRE)—Perfect Moment Ltd. (NYSE American: PMNT), the high-performance, luxury skiwear and lifestyle brand that fuses technical excellence with fashion-led designs, has reported results for the fiscal first quarter ended June 30, 2024. All financial comparisons are to the same year ago quarter unless otherwise noted.

Financial Highlights

●	Gross revenue increased 43% to $1.9 million from $1.3 million in the same year-ago quarter.

●	Total net revenue was relatively consistent at $974,000. The first fiscal quarter has traditionally been the company’s lowest quarter of the year due to seasonality, historically representing less than 5% of the company’s annual net revenues.

●	Cash, cash equivalents and restricted cash totaled $4.0 million at June 30, 2024, with no long-term debt.

Operational Highlights

●	Launched an Ibiza-inspired Summer Capsule Collection across the company’s global eCommerce channels. The collection was highlighted in a photoshoot published in British Vogue featuring photographer Grace Burns and models, Stella Jones and Paloma Baygual, wearing items from the collection.

●	As part of the Summer Capsule Collection and to further expand the company’s product offerings beyond its traditional luxury performance skiwear, collaborated with Oliver James Lilos to create limited-edition Hammock Lilo and Double Lilo summer accessories.

●	Launched a product resale program, “Perfect Second Moment,” in partnership with leading luxury platform, Reflaunt. By facilitating the resale of pre-loved skiwear and accessories through Reflaunt’s technology, the program extends the longevity of Perfect Moment’s high-quality luxury items and builds upon the brand’s reputation for quality and durability.

●	Partnered with Domo, a data experience platform, to drive real time insights and improve decision support as the company scales its eCommerce business.

Marketing & Brand Highlights

●	Launch of the Perfect Moment Spring Summer 2024 (SS24) capsule collection at Soho House & Co’s Miami Pool House generated significant brand awareness during the off-season. The event coincided with the commencement of Miami Swim Week, where Perfect Moment hosted a brand activation that included fashion models and social media influencers with collective reach of more than 1.8 million followers.

●	Perfect Moment’s following across social media platforms, including Instagram, Facebook and TikTok, reached 387,000 followers, up 1.3% from March 31, 2024 and up 19% from the same year ago quarter, making Perfect Moment increasingly one of the world’s most followed luxury brands.

●	Social audience reached by content posted by global key opinion leaders (KOLs) about Perfect Moment totaled more than 134 million. This represents the total combined followers of the celebrities, influencers, models, media publications, and fashion industry notables who organically posted about the brand during the quarter. It included Instagram posts by Priyanka Chopra Jonas (91.1 million followers) and Paris Hilton (26.6 million followers) wearing and tagging @perfectmomentsports.

●	Global media coverage during the quarter included an exclusive article in British Vogue featuring the company’s new SS24 campaign photographed by Grace Burns, as well as coverage across Women’s Wear Daily, Vogue Hong Kong, Vanity Fair, Harper’s BAZAAR, The Telegraph, WhoWhatWear, Grazia, and The Impression.

●	Total number of global unique visitors per month (UVPM) reached more than 1.4 billion during the first quarter of fiscal 2025, representing the combined number of UVPM reached by all global digital media coverage during the quarter.

Subsequent Events

●	In July, Perfect Moment partnered with Quiet Platforms, a wholly owned subsidiary of American Eagle Outfitters (NYSE: AEO) to establish distribution and order fulfillment centers in the U.S.

●	In August, Perfect Moment secured its first pop-up retail location in the SoHo neighborhood of New York City, with grand opening planned for October.

Management Commentary

“In fiscal Q1, traditionally our lowest quarter of the year, our gross revenue growth of 43% was driven by continued eCommerce expansion,” stated Perfect Moment CEO, Mark Buckley. “The end-of-season sale for autumn/winter 2023 (AW23) included an unusually high percentage of product sold at a discount. This was to make way for a significantly new collection replacing many of our product lines for autumn/winter 2024 (AW24), which was partly due to an upcoming change in legislation in some of our markets for the use of Durable Water Repellency treatments. Discounting has driven higher returns. The discounted returns when combined with fiscal 2024 product returned in the first quarter of fiscal 2025 resulted in net revenue coming in nearly flat for the quarter.

“We continually look for ways to reduce our return rate. In order to reduce size-related returns, for our new AW24 collection we have focused on ensuring more consistent sizing across products and styles. We have also introduced new size specifications and guidelines that assist eCommerce customers to make more accurate physical measurements prior to purchase.

“During the quarter, we launched our new Summer capsule. This lineup took our product range beyond our core ‘on-slope’ skiwear and into the vastly larger global luxury lifestyle market. We believe the unique designs set us apart as a global luxury brand, much like how our luxury performance skiwear has done for many years. The reach we achieved as part of the launch surpassed our expectations, driving brand awareness ahead of the upcoming important ski season.

“We have become one of the most followed luxury ski brands worldwide due to our holistic marketing approach. The creativity of the teams to drive awareness during the off-season has been impressive and resulted in significant fashion press and social media coverage, especially for a company of our size. This strength provides opportunities to move our customers through our sales funnel in a way that will increase revenue, build a community of followers and ultimately greater customer loyalty.

“We have made progress on our margin expansion strategy with a strong cross functional effort to improve how we serve U.S. customers with a local distribution center. We recently partnered with Quiet Platforms to establish a third-party operated distribution centers in the U.S. Partnering with a cutting-edge supply chain management leader like Quiet Platforms helps to accelerate our ambitious plans for the U.S., a market that currently represents about 38% of our revenue.

“We believe the new distribution center will help improve customer experience and lower our duty costs, as well as reduce outbound and return shipping costs for the U.S. market. We expect the lower duty costs to greatly improve our eCommerce margin in the second half of the fiscal year that will lead to an increase in total margin over fiscal 2024.

“To be consistent with our peers, for the first quarter of fiscal 2024 we reclassified $377,000 of costs previously categorized as cost of sales to SG&A. For the fiscal years ended March 31, 2024 and March 31, 2023, had we reclassified $3.2 million and $2.7 million, respectively, of costs of revenue to SG&A, our adjusted gross margin would have been 50.9% and 48.7%.

“As our product range expands over time and includes more year-round apparel and accessories, we see the potential to further grow our community and elevate our brand by opening our own physical store locations, both permanent and pop-up. These stores would be strategically located in major cities and ski resorts and high-traffic city locations. They would provide a luxury in-store experience that reflects the premium character of our brand.

“We have already secured our first pop-up store location in the high-traffic SoHo neighborhood of New York City. The opening is planned for the Fall and will feature our new AW24 collection. We are looking to establish other pop-up locations and eventually open year-round store locations.

“We anticipate these efforts, along with the enhancements to our customer’s ecommerce shopping experience, will further strengthen brand awareness and customer loyalty as we expand further beyond our core skiwear and into the global luxury outerwear market. We see the successful execution of these initiatives positioning us well for growth and expanding market share in the second half of the fiscal year, with the aim to enhance shareholder value.”

Fiscal Q1 2025 Financial Summary

Total net revenue decreased 1% to $974,000 from $988,000 in the same year-ago quarter. The decrease was driven by increased eCommerce customer returns as a result of end-of-season discounting, as well as $143,000 of fiscal 2024 sales returned in the first quarter of fiscal 2025 greater than the company’s return reserve. Had the returned product in the first quarter of fiscal 2025 been consistent with Perfect Moment’s historical return percentage, the company’s adjusted net revenue would have increased 12% to $1.1 million.

eCommerce net revenue decreased 4% to $922,000 compared to $957,000 in the year-ago quarter. The decrease was attributed to increased returns as explained above.

Wholesale revenue totaled $52,000, up 68% compared to $31,000 in the year-ago quarter.

Gross profit decreased 26% to $356,000 from $482,000 in the year-ago quarter and gross margins were 36.6% compared to 48.8% in the year-ago period. The decrease was primarily attributed to fiscal 2024 returns processed in the first quarter of fiscal 2024 that were sold at a higher margin than the average margin of the company’s sales in the fiscal first quarter of 2025, and the increased mix of products sold at end-of-season discount compared to the fiscal first quarter of 2024.

Total operating expenses increased 18% to $3.8 million from $3.2 million in the year-ago quarter. The increase was primarily due to increased SG&A expenses, partially offset by decreased marketing and advertising expenses.

Net loss was $3.4 million or $(0.22) per basic and diluted share, compared to a net loss of $2.7 million or $(0.55) per basic and diluted share in the year-ago period.

Adjusted EBITDA was negative $2.9 million, compared to negative $2.0 million in the year-ago quarter. The increase in adjusted EBITDA loss was primarily driven by costs to support growth and an increase in warehousing and merchant services due to increased returns. (See definition of adjusted EBITDA, a non-GAAP term, and reconciliation to GAAP, below).

Cash, cash equivalents and restricted cash totaled $4.0 million at June 30, 2024, compared to $7.9 million at March 31, 2024. The decrease was primarily due to increased cash used in operating activities.

About Perfect Moment

The Perfect Moment brand was born in 1984 in the mountains of Chamonix, France. The Perfect Moment brand was relaunched by Max and Jane Gottschalk in 2012 and was acquired by the company in 2017 and 2018. Perfect Moment is a high-performance luxury skiwear and lifestyle brand. It blends technical excellence with fashion-forward designs, creating pieces that effortlessly transition from the slopes to the city, the beach, and beyond.

Initially the vision of extreme sports filmmaker and professional skier Thierry Donard, the brand was built on a sense of adventure that has sustained for over 20 years. Donard, fueled by his personal experiences, was driven by a desire to create pieces that offered quality, style and performance, pushing the wearer in the pursuit of every athlete’s dream: to experience ‘The Perfect Moment.’

In 2012, British-Swiss entrepreneurial couple Jane and Max Gottschalk took ownership of the brand. Under Jane’s creative direction Perfect Moment was injected with a new style focus, one that reignited the spirit of the heritage brand, along with a commitment to improving fit, performance and the use of best-in-class functional materials. As such, the designs evolved into distinct statement pieces synonymous with the brand as we know it today.

Today, the brand is available globally, online and via key retailers, including MyTheresa, Net-a-Porter, Harrods, Selfridges, Saks, Bergdorf Goodman and Neiman Marcus.

Learn more at www.perfectmoment.com.

Receipt of Audit Opinion with Going Concern Qualification

The audit opinion provided by the Perfect Moment’s independent registered public accounting firm, Weinberg & Company, P.A., relating to the company’s audited consolidated financial statements for the year ended March 31, 2024, included a going concern qualification. The financial statements were included in the company’s Annual Report on Form 10-K for the year ended March 31, 2024, which was filed with the Securities and Exchange Commission on July 1, 2024. The opinion of the company’s independent registered public accounting firm notes that the company incurred recurring losses, had a net loss and used cash in operations during the year ended March 31, 2024, and had an accumulated deficit at March 31, 2024. The company’s independent registered public accounting firm indicated in its opinion that these matters raise substantial doubt about the company’s ability to continue as a going concern.

The company’s ability to continue as a going concern for 12 months from the date these consolidated financial statements were available to be issued is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and to obtain additional capital financing. No assurance can be given that the company will be successful in its efforts to alleviate these conditions.

Important Cautions Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ from those contained in the forward-looking statements, include those risks and uncertainties described more fully in the section titled “Risk Factors” in the final prospectus for our initial public offering and in our Form 10-K for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release are made as of this date and are based on information currently available to us. We undertake no duty to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Definition of Key Opinion Leaders

The company defines a key opinion leader (KOL) as a person who is considered an expert on a certain topic and whose opinions are respected by the public due to their trajectory and the reputation they have built. They are typically identified by their reach, social media following and stature. A KOL may include but is not limited to celebrities, social media influencers, fashion models, contributors to media publications, and noted members of the fashion industry. There is no official listing or accreditation of KOLs, so the term is subjective, and therefore the list and definition may vary from company to company. The source of the KOL, social media and audience reach statistics provided in this release are reports by the company’s public relations firm. No reliance should be made upon their accuracy or timeliness.

Company Contact

Jeff Clayborne, CFO

Perfect Moment

Tel +44 (0)204 558 8849

Email contact

Investor Contact

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7566

Email contact

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023

Revenues:
Wholesale	$52	$31
Ecommerce	922	957
Total Revenue	974	988
Cost of goods sold	618	506
Gross Profit	356	482
Operating Expenses:
Selling, general and administrative expenses	3,298	2,482
Marketing and advertising expenses	453	709
Total operating expenses	3,751	3,191
Loss from operations	(3,395)	(2,709)

Other income (expense), net
Interest expense	(5)	(374)
Foreign currency transaction gains	12	410
Total other income (expense), net	7	36

Net loss	(3,388)	(2,673)

Other comprehensive gains/(losses)
Foreign currency translation (losses)/gains	(14)	(388)

Comprehensive loss	$(3,402)	$(3,061)

Net loss per share to common stockholders - basic and diluted	$(0.22)	$(0.55)
Weighted average number of common shares outstanding – basic and diluted	15,653,449	4,854,061

PERFECT MOMENT LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	June 30, 2024	March 31, 2024
	unaudited
Assets
Current assets:
Cash and cash equivalents	$1,102	$7,910
Restricted cash	2,850	-
Accounts receivable, net	307	1,035
Inventories, net	2,018	2,230
Prepaid and other current assets	2,386	742
Total current assets	8,663	11,917
Non-current assets:
Property and equipment, net	461	502
Operating lease right-of-use asset	119	143
Other non-current assets	46	47
Total non-current assets	626	692
Total Assets	$9,289	$12,609

Liabilities and Shareholders’ Equity
Current liabilities:
Trade payables	$1,567	$1,584
Accrued expenses	1,839	2,697
Operating lease obligations, current portion	93	101
Unearned revenue	1,031	420
Total current liabilities	4,530	4,802
Non-current liabilities:
Operating lease obligations, long-term portion	28	44
Total non-current liabilities	28	44
Total Liabilities	4,558	4,846

Shareholders’ equity:
Common stock; $0.0001 par value; 100,000,000 shares authorized; 15,653,449 shares issued and outstanding as of June 30, 2024 and March 31, 2024, respectively	1	1
Additional paid-in capital	57,194	56,824
Accumulated other comprehensive loss	(99)	(85)
Accumulated deficit	(52,365)	(48,977)
Total shareholders’ equity	4,731	7,763
Total Liabilities and Shareholders’ Equity	$9,289	$12,609

Use of Non-GAAP Measures

In addition to our results under generally accepted accounted principles (“GAAP”), we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization, income tax benefit (expense) and stock-based compensation.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations in that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	For the Three Months Ended
	June 30, 2024	June 30, 2023

Net loss, as reported	$(3,388)	$(2,673)

Adjustments:
Interest expense	5	374
Stock compensation expense	370	10
Amortization of pre-paid marketing	-	185
Depreciation and amortization	106	141
Total EBITDA adjustments	481	710
Adjusted EBITDA	$(2,907)	$(1,963)

We present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the Adjusted EBITDA does not reflect any cash requirements for such replacements.